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Exhibit 99


FOR IMMEDIATE RELEASE
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          First Albany Companies Elects Four New Board Members


(October 23, 2003, New York, NY) - First Albany Companies Inc. (NASDAQ:
FACT), a leading independent investment banking firm, announced today the election of four new members to its Board of Directors, including two new independent directors. The new directors are: Arthur J. Roth, former New York State Commissioner of Taxation and Finance; Carl P. Carlucci, Ph.D., Executive Vice President and Chief Financial Officer of the University of South Florida; Robert F. Campbell, Executive Managing Director and Director of Taxable Fixed-Income for First Albany Corporation; and Arthur
T. Murphy, Executive Managing Director and Director of Municipal Capital Markets for First Albany Corporation.

"We are very pleased to be expanding our Board with the addition of two very distinguished independent members, Mr. Roth and Mr. Carlucci, both of whom have a tremendous wealth of experience and knowledge that will add greatly to the oversight and direction of our firm" said Alan Goldberg, President of First Albany Companies Inc. "Arthur and Carl have a depth of knowledge of the accounting field that is critical to the role of boards of directors in this era. In addition, today we recognize the substantial contributions by Bob Campbell and Art Murphy to the growth and development of our firm. Their many years of industry experience and deep knowledge of our firm will provide a solid grounding in industry practice for all of our Directors and further our ability to capitalize on the growth opportunities that exist for our firm as a leading independent investment banking firm."

The First Albany Companies Board of Directors is now comprised of 11 members, the majority of whom are independent directors of the firm.

Arthur J. Roth was New York State Commissioner of Taxation and Finance from 1999 through August 2003. Prior to his appointment as Commissioner, Mr. Roth was Deputy Commissioner for Operations, New York State Department of Taxation and Finance from 1996 until 1999. Mr. Roth is a Certified Public Accountant and was Senior Consulting Director for Coopers & Lybrand, LLP and a Director of their Financial Advisory Practice for Upstate New York in the early 1990s. Mr. Roth was Chairman of the Governor's Empire Zone Designation Board, the Special Commission on Tax Exempt Property for the City of Albany, and the Albany Municipal Water Finance Authority, among others. In addition, he has



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been a board member of a number of civic organizations, including
The Center for Economic Growth and the New York State Society of
Certified Public Accountants.

Carl P. Carlucci has been Executive Vice President and Chief Financial Officer of the University of South Florida since 2001. Prior to joining the University of South Florida, Mr. Carlucci was appointed by H. Carl McCall as the First Deputy Comptroller in the Office of the New York State Comptroller. He has served as Secretary to the New York State Assembly Ways & Means Committee and Director of the New York State Assembly Higher Education Committee. His prior experience in higher education has also included the positions of Executive Vice President, University at Albany, State University of New York, Vice President for Administration at Brooklyn College and serving on the faculty of the Public Administration Departments of Baruch College of City University of New York and the University at Albany's Rockefeller College.

Robert F. Campbell is Executive Managing Director and Director of Taxable Fixed Income at First Albany Corporation, the Company's brokerage operations. Mr. Campbell has more than 35 years of experience in the taxable fixed-income markets and has particular expertise working with complex securities that are difficult to market. He joined First Albany in 1987 and established the Taxable Fixed Income division, one of the firm's most successful divisions. Prior to joining First Albany, he was with EF Hutton for 15 years in senior management roles in the taxable fixed-income institutional sales and trading groups at that firm. He began his career with R.W. Pressprich in 1968, and served in a number of capacities until leaving to join EF Hutton in 1972. Mr. Campbell is a past Board Member of the Bond Market Association, Co-Chair of their High-Yield Committee and a member of the Regional Dealer Committee. Mr. Campbell also serves as an Associate Trustee for Siena College and a board member of Saint Anne's Institute Foundation.

Arthur T. Murphy is Executive Managing Director and Director of Municipal Capital Markets at First Albany Corporation. Mr. Murphy joined First Albany in 1980 as a Senior Vice President in charge of the Municipal Capital Markets division and has grown the business into a powerful national and regional municipal finance firm. Mr. Murphy has direct responsibility for Municipal Sales, Trading, Underwriting and Public Finance activity. Mr. Murphy is a member of the executive committee of the Bond Market Association. Mr. Murphy served as a governor of the Municipal Forum of New York from 1996-2001 and President 1999-2000. Mr. Murphy is a trustee and treasurer of the Public Health Research Institute, a


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 leading research institute in the area of infectious
diseases. Mr. Murphy also serves as a trustee and treasurer of the Greyston Foundation.

About First Albany

Founded in 1953, First Albany Companies Inc. is a leading institutionally focused independent investment bank and asset management firm. Through its Taxable Fixed-Income, Municipal and Equity Capital Markets Divisions, the firm focuses on serving the institutional market, the growing corporate middle market and public institutions by providing its clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products and advisory services in the areas of corporate and public finance as well as fixed income and equity sales and trading. FA Asset Management Inc. provides institutional and individual clients with expert advice, personal and tailored service and a diverse range of investment products to meet client needs in all market conditions. FA Technology Ventures is a leading early stage investor, providing venture capital, management and guidance for companies in the emerging growth sectors of information technology and energy technology. First Albany is traded on NASDAQ under the symbol FACT and today has 18 offices in 12 states.


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Contacts: Whit Clay (media)
          212-446-1864
          wclay@sloanepr.com

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